Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Pear Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
Fees Previously Paid	Equity	Class A common stock, par value $0.0001 per share(2)	457(i)	9,199,944	$11.50(3)	$105,799,356.00	0.0000927	$9,807.60
	Equity	Class A common stock, par value $0.0001 per share(4)	457(c)	12,935,625	$6.00(5)	$77,613,750.00	0.0000927	$7,194.79
	Other	Private Placement Warrants to purchase Class A common stock	-	5,013,333	$-	$-	0.0000927	$-(6)
	Equity	Class A common stock, par value $0.0001 per share(7)	457(i)	5,013,333	$11.50(3)	$57,653,329.50	0.0000927	$5,344.46
	Equity	Class A common stock, par value $0.0001 per share(8)	457(c)	68,562,507	$6.00(5)	$411,375,042.00	0.0000927	$38,134.47
	Total Offering Amounts					$652,441,477.50	0.0000927	$60,481.32
	Total Fees Previously Paid							$60,481.32
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

Exhibit 107
(1)Pursuant to Rule 416 under the Securities Act, the Registrant is also registering an indeterminate number of additional shares of the Pear Class A Common Shares that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251657).
(2)Consists of 9,199,944 Pear Class A Common Shares that are issuable upon the exercise of 9,199,944 Public Warrants.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the exercise price per warrant of $11.50 per Pear Class A Common Share.
(4)Represents the issuance of up to 12,935,625 Earn-out Shares.
(5)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Pear Class A Common Shares on Nasdaq on December 17, 2021 (such date being within five business days of the date that this Registration Statement was first filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.
(6)Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the Warrants and the entire fee is allocated to the underlying Pear Class A Common Shares.
(7)Consists of up to 5,013,333 Pear Class A Common Shares that are issuable and registered for resale upon exercise of the Private Placement Warrants.
(8)Consists of an aggregate of 68,562,507 Pear Class A Common Shares registered for resale on this Registration Statement, including (A) 44,995,481 Pear Class A Common Shares beneficially owned by and/or underlying option grants to certain of our affiliates, (B) 6,900,000 Pear Class A Common Shares beneficially owned the Sponsor and certain other parties pursuant to the Sponsor Support Agreement, (C) 9,780,000 Pear Class A Common Shares purchased at Closing by a number of subscribers pursuant to separate PIPE Subscription Agreements and (D) 6,887,026 Pear Class A Common Shares beneficially owned by certain stockholders pursuant to the Amended Forward Purchase Agreement.